FOR RELEASE MARCH 31, 2003 AT 7:30 AM EST

Contact: Lawrence Pemble

Robert Goodwin

Chindex International, Inc.

(301) 215-7777

CHINDEX INTERNATIONAL, INC.

ANNOUNCES 2002 YEAR END AND FOURTH QUARTER RESULTS;

REVENUES UP 26%, $0.30 EARNINGS PER SHARE

Continuing Growth In All Business Units

BETHESDA, MARYLAND - March 31, 2003 - Chindex International, Inc. (NASDAQ: CHDX), the leading independent American company providing Western healthcare products distribution and medical services in the People's Republic of China, today announced results for its fiscal year end and fourth quarter ended December 31, 2002. For the fiscal year, as a result of continued growth in all business units and a significant improvement in results from operations, the Company earned $0.30 per share on a 26% increase in revenues from the prior year.

Revenue for the year 2002 was a record $70.6 million with a net profit of $259,000 or earnings per share of $0.30. This compares to revenue for the year 2001 of $56.1 million with a net profit of $384,000 or earnings per share of $0.45.

Revenue for the fourth quarter of 2002 was $22.3 million with a net profit of $686,000 or earnings per share of $0.74. This compares to revenue for the fourth quarter of 2001 of $ 18.8 million with a net profit of $475,000 or earnings per share of $0.55.

The Company's balance sheet as of December 31, 2002 showed cash and cash equivalents of $6.1 million, total assets of $43.1 million, a current ratio of 1.4:1, and shareholders' equity of $14.0 million.

Chindex Chairperson, President and CEO, Roberta Lipson, speaking from Beijing, commented on the results and year's performance:

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"2002 was another demanding and satisfying year for Chindex. We are once again happy to report healthy increases in revenue and profits on operations, as well as on the bottom line. These results were due to increases and strategic growth in each segment of the business.

"The Capital Medical Equipment division posted revenues of $28.7 million, an 11% increase over the prior year, with income from operations of $198,000. We continue to be the leader in providing structured loan financing programs to Chinese hospitals for capital medical equipment, and this year we more than doubled our revenue in this category to $8.8 million from $4.2 million in 2001. In addition, our strategic focus on the key market sectors of diagnostic imaging, clinical chemistry, cardiology, infection control, and neurosurgery provides us with a continually expanding market in China as well as access to the continuing advances in premiere technological modalities.

"The Healthcare Products Distribution division was reported on a discrete segmental basis for the first time in 2002. It ended the year with a 35% increase in revenue to $28.9 million and a significant improvement in its results from operations over the prior year with a loss of only $639,000 compared with a loss of $1.3 million in 2001. The division's logistics platform, the acknowledged gold standard in the industry, continued to provide customized distribution services for multinational clients in the medical device field. The hospital sales business unit continues to expand its portfolio of critical care products distributed locally throughout China using a distribution network of more than 200 local area dealers. The retail pharmacy business unit is now managing prime counter space in nearly 400 retail pharmacies in 30 cities. With its distribution pipeline in place and the business model proven, this retail pharmacy business unit will launch a series of new products in 2003 which will initiate a period of rapid market penetration.

"We once again see increased profitability in our Healthcare Services segment for the year. It posted income from operations of $536,000 on a 48% increase in revenues to $12.9 million in the recent year as compared to 2001. During 2002, we expanded our flagship facility, Beijing United Family Hospital and Clinics, to its full 50 bed potential. In the process of that expansion we added a four bed ICU facility as well as a 24-hour a day Emergency Department. We also opened the United Family Clinic - Shunyi, the first satellite clinic to be affiliated with Beijing United, in the suburbs of Beijing. In addition, the funding for our second hospital, Shanghai United Family Hospital and Clinics, is in place and we are proceeding with the construction of that facility. It is expected to open in mid 2003," Lipson concluded.

About Chindex

Chindex is a leading American company in healthcare in the Greater Chinese marketplace including Hong Kong. It provides representative and distribution services to a number of major multinational companies, including Siemens AG (diagnostic color ultrasound scanners under the

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Acuson and Siemens brand names), Becton-Dickinson (including vascular access, infusion and critical care systems), Johnson & Johnson (clinical chemistry analyzers), and Guidant (interventional cardiology products including stents, balloon catheters, and guide wires). It also provides healthcare services through the operations of its private hospitals and clinics in China. With 22 years of experience, over 600 employees, and operations in the United States, China and Hong Kong, the Company's strategy is to expand its cross-cultural reach by providing leading edge technologies, quality products and services to Greater China's professional communities. Further company information may be found at the Company's websites, www.chindex.com and www.unitedfamilyhospitals.com.

The statements in this press release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties, including risks associated with uncertainties pertaining to the Company's (i) performance goals, including successful conclusion of efforts to secure government-backed financing, (ii) future events and earnings, including revenues from the Company's developmental businesses such as healthcare services, (iii) markets, including growth in demand in China for the Company's products and services, and (iv) proposed new operations, without limitation that there can be no assurance as to the opening schedule, budgeting or success of the Company's hospital in Shanghai. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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Financial Summary Attached
CHINDEX INTERNATIONAL, INC. CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,		Year Ended December 31,
	2002	2001	2002	2001
Total sales and service revenue	$22,270,000	$18,864,000	$70,617,000	$56,118,000
Cost and Expenses
Cost of goods sold	15,192,000	13,451,000	47,549,000	38,426,000
Salaries and payroll taxes	3,573,000	2,854,000	13,463,000	10,091,000
Travel and entertainment	954,000	721,000	2,601,000	2,139,000
Other	2,069,000	2,011,000	6,909,000	5,863,000
Total Costs and Expenses	21,788,000	19,037,000	70,522,000	56,519,000
Income (loss) from operations	482,000	173,000	95,000	(401,000)
Minority Interest	79,000	(4,000)	50,000	(18,000)
Other income and (expenses)
Interest expense	(27,000)	(4,000)	(54,000)	(13,000)
Interest income	25,000	56,000	59,000	161,000
Miscellaneous (expense) income - net	(23,000)	264,000	(131,000)	578,000
Income before income taxes	536,000	139,000	19,000	307,000
Benefit from income taxes	150,000	336,000	240,000	77,000
Net Income	$686,000	$475,000	$259,000	$384,000
Net income per common share - basic	$0.74	$0.55	$0.30	$0.45
Weighted average shares outstanding - basic	927,058	851,069	874,870	851,069
Net income per common share - diluted	$0.72	$0.52	$0.29	$0.42
Weighted average shares outstanding - diluted	951,380	921,927	899,192	921,927